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                                                                   EXHIBIT 10.15

December 1, 1998 Amendment to the ARC and NPC Processing Agreement

February 12, 1999



Mr. David R. B. Collins
President
Airlines Reporting Corporation
1530 Wilson Blvd., Suite 800
Arlington, VA  22209-2448

Dear David,

The following is in regard to the Addendum to amend our Processing Agreement.

As discussed, I have attached a final copy of that which has been agreed to between NPC and ARC as the principles for modifying the existing NPC/ARC Processing Agreement. Therefore, please review the attached and provide your signature below as approval to proceed under these principles with the specific language changes to the Agreement; also, please initial the two pages of attachments.

Upon return of a signed copy of ARC's concurrence to my attention, I will have our Legal Department work with Kathy to have the specific Addendum prepared based upon the attached.

Sincerely,
/s/  Robert E. Johnson
----------------------
Robert E. Johnson

CONCURRED TO BY:

ARC:                                                 NPC:

/s/  David R. B. Collins                             /s/  Robert E. Johnson
------------------------                             ----------------------
David R. B. Collins                                  Robert E. Johnson



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December 1, 1998 Amendment to the
ARC and NPC Processing Agreement

ARC and NPC have reached agreement to amend the above Processing Agreement based upon that which is described below. ARC and NPC will therefore exchange in the near future the exact language/legal changes to the Agreement based upon the following points of agreement.

1. NPC will relinquish performing the service of operating a "data center" on behalf of ARC as that term relates to IAR, TAMIS, and back office or "mainframe" computing requirements of the overall processing services. Such change shall not occur prior to June 1, 2000 nor with less than 120 days advance written notice to NPC. NPC will thereafter continue to provide to ARC certain peripheral services of printing, select communications, and "mini and mid" range computing services as the latter relates to "data entry" and "settlement" interfaces with the mainframe and/or banking services contemplated by the processing Agreement.


2. NPC and ARC will extend the term of the Agreement by changing the present termination date of December 31, 2001 to be December 31, 2010; provided, however, that, upon at least 12 months advance written notice, either party may exit or terminate the Agreement on December 31, 2005 or any December 31 of each year thereafter through 2010. Furthermore, during the extended period, NPC relinquishes all rights to exclusivity regarding the "data center" services contemplated in number one above, provided such services have not reverted back to NPC before December 31, 2001 which would be required if ARC were to discontinue the services in number one. More specifically, during the extended period, NPC will be the exclusive vendor for all ARC-listed agents whose sales reports are submitted to ARC's Area Settlement Plan Processing Services or its Interactive Agent Reporting services for:

         - manual processing of documents received from such ARC-listed agents;
         - the ACH and electronic funds transfer or electronic drafting of funds due to or from such ARC-listed agents, or funds due to carriers; and,
         - the production and distribution of paper output to the ARC-listed agents and to airlines.

3. NPC will continue to receive in the form of a monthly "savings guarantee" amount, through December 31, 2001, the mark-up on the "data center" costs that it received prior to the data center change contemplated in number one above. Such amount shall be based upon the prior four month average cost for such data center services less the continuing costs for the ongoing peripheral services as accounted for and shown in the NPC P&L reported to ARC monthly, provided both parties mutually agree that any and all postings, corrections, and/or adjustments relevant to the P&L reports for said period have been made to reflect a complete and accurate accounting to establish a correct amount.

4. ARC may request that NPC provide assistance to ARC to accomplish the change contemplated in number one above. However, if NPC determines, in its sole discretion, that said assistance is deemed to be excessive, NPC will provide to ARC an estimated billing for ongoing consulting services, upon which ARC may wish to decline and discontinue the NPC assistance.

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5.       ARC agrees not to solicit or recruit any of NPC's employees that are associated with NPC's data center operations or "IT" group.

6. ARC will guarantee to NPC that, during the course of this new term, NPC will receive a fair and "good faith" opportunity (and "RFP" if applicable) to be the successful bidder or provider of services to ARC whenever ARC shall seek to outsource any ARC work to an outside provider.

7. ARC and NPC agree to remain mindful of the burdensome "cost plus" pricing construct of the contract with the view to monitor the necessity of this pricing construct should the contract reduce in scope and value such that a unit price construct would provide a better rationale. Therefore, either party may, after December 31, 2001, request a review of the pricing methodology and, if mutually agreeable, will change the pricing construct to that newly agreed upon method.

8. ARC is reviewing, and does so periodically, their data center disaster recovery requirements and the extent, if any, to which ARC may require a back-up data center capability of a "hot site" capability in conjunction with its most likely disaster recovery scenario for those data center services contemplated in number one above. ARC will guarantee to NPC that, through December 31, 2001, NPC will be ARC's data center recovery contractor, if ARC deems one is necessary. Thereafter, ARC guarantees to NPC, as described in number six above, that NPC would be allowed to participate in any "RFP"/bid process for any such data center recovery services.